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EXHIBIT 11

 Computation of Earnings per Share
(amounts in thousands except per share amounts)



                                           Year ended October 31,                           Six-months ended April 30,
                      ------------------------------------------------------------------  -------------------------------
                          2000         2001         2002         2003          2004            2004           2005
                          ----         ----         ----         ----          ----            ----           ----
Net income              $145,943     $213,673     $219,887      $259,820     $409,111         $122,522        $280,326

Earnings per share:
   Basic                   $1.01        $1.49        $1.56         $1.84        $2.75            $0.83           $1.83
   Diluted                 $0.98        $1.38        $1.46         $1.72        $2.52            $0.76           $1.67

Weighted average
number of shares
   Basic                 145,074      143,340      140,945       141,339      148,647          148,245         153,140
   Diluted               149,651      154,734      150,959       151,083      162,330          162,245         167,718


Note: The number of shares and per share amounts have been adjusted to reflect a two-for-one stock split paid in the form of a stock dividend on July 8, 2005.